Kush Bottles, Inc.

1800 Newport Circle, Santa Ana, CA

July 3, 2017

Mr. Jim McCormick

Dear Jim,

We are very pleased to offer you a position with KUSH BOTTLES, INC., a Nevada corporation (the “Company”). Your employment is subject to the terms and conditions set forth in this letter.

You will be hired as the full-time Chief Financial Officer, effective July 31, 2017. It is an exempt position. In your capacity as Chief Financial Officer, you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time. You will report directly to the Chief Executive Officer. You agree to devote your full business time attention and best efforts to the performance of your duties and to the furtherance of the Company’s interests during your employment.

In consideration of your services, you will be paid a salary of $150,000 per year, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. Furthermore, for each full year of employment you complete with the Company, you will have the opportunity to earn an annual bonus of up to $50,000, based on achievement of annual target performance goals, as established by the Board of Directors or Chief Executive Officer, in their sole and absolute discretion.

You will also receive up to $18,000 of reimbursement for relocation related expenses. If you voluntarily terminate your employment with Kush Bottles or are terminated for “Cause” prior to twelve (12) months from your hire date, you will be required to reimburse the Company for all relocation expenses paid to you.

In addition, subject to the Company’s Board of Directors’ approval, you will be granted a stock option to purchase six hundred thousand (600,000) shares of the Company’s common stock. The option will vest in accordance with the following three-year vesting schedule: 1/3 of the option shares will vest on the first (1st) anniversary of your employment start date and the remaining 2/3 of the option shares will vest ratably in equal monthly installments over the remaining two (2) years. All terms and conditions of the stock option shall be governed by the terms and conditions of the applicable option agreement, which you will be required to sign. These terms include a “change in control” clause that would accelerate the option vesting period.

If this offer is accepted and you begin employment with the Company, you will be eligible to participate in any benefit plans and programs in effect from time to time, including vacation/Paid Time Off (PTO), group medical and life insurance and disability benefits, and other fringe benefits as are made available to other similarly situated employees of the Company, in accordance with and subject to the eligibility and other provisions of such plans and programs.

You will be subject to all applicable employment and other policies of the Company, as outlined in the Company’s employee handbook and elsewhere.

Your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

This offer of employment is contingent upon the satisfactory completion of the following requirements:

(a)

Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment.

(b)

Your execution of the Company’s form of Employee Proprietary Information and Inventions Agreement.

(c)

Satisfactory completion of a background investigation, reference checks and drug screening.

This offer will be withdrawn if any of the above conditions are not satisfied.

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

All of us at the Company are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me within three business days. This offer is open for you to accept until July 7th, 2017 at which time it will be deemed to be withdrawn.

I look forward to hearing from you.

Yours sincerely,